# AGREEMENT AND PLAN OF SHARE EXCHANGE

**THIS AGREEMENT AND PLAN OF SHARE EXCHANGE** (hereinafter referred to as the "Agreement"), is entered into as of this 29th day of December, 2010, by and among, **APERTURE HEALTH, INC.**, a publicly-owned Nevada corporation ("APRE"), **TRIAD THERAPEUTICS, INC.** a Delaware corporation ("Triad") and each of the shareholders of Triad (the "Triad Shareholders"). (APRE, Triad, and the Triad Shareholders are sometimes hereinafter collectively referred to as the "Parties" and individually as a "Party").

**WITNESSETH**

A. **WHEREAS**, APRE is a publicly-owned Nevada corporation with approximately 81,161,723 shares of common stock, par value $0.001 per share, issued and outstanding (the "APRE Common Stock") and no shares of preferred stock, par value $0.001 per share, issued and outstanding (the "APRE Preferred Stock") and is quoted on the Pink Sheets under the symbol "APRE".

**WHEREAS**, Triad is a Delaware corporation, all of the outstanding capital stock of which (the "Triad Shares"), is owned as of the date hereof by all the Triad Shareholders.

**WHEREAS**, APRE shall acquire all of the Triad Shares from the Triad Shareholders solely in exchange for an aggregate of 51% of the issued shares of APRE Common Stock (the "Common Exchange Shares") and 0% of the issued shares of APRE Preferred Stock (the "Preferred Exchange Shares") [the Common Exchange Shares together with Preferred Exchange Shares, are hereinafter referred to as the "Exchange Shares"] pursuant to the terms and conditions set forth in this Agreement.

**WHEREAS**, prior to the closing of the transactions contemplated hereby APRE shall have obtained lock-up agreement on approximately 38% of of the issued shares of APRE Common Stock. APRE will keep the name "APERTURE HEALTH, INC."

**WHEREAS**, immediately upon consummation of the Closing (as hereinafter defined), the Exchange Shares will be issued to the Triad Holders on a pro rata basis, in proportion to the ratio that the number of Triad Shares held by such Triad Holder bears to the pro rata portion of Triad equity held by all the Triad Shareholders as of the date of the Closing as set forth on Schedule I;

**WHEREAS**, following the Closing, Triad will become a wholly-owned subsidiary of APRE;

**WHEREAS**, following the Closing, Triad and APRE will work together to obtain financials and other documents necessary to facilitate APRE's listing on the OTC Bulletin Board, the legal and accounting costs associated with such application is to be borne by Triad; and

**WHEREAS**, the Parties intend that the transaction contemplated herein (the "Transaction") qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

**NOW THEREFORE**, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

**ARTICLE I**

**PLAN OF EXCHANGE**

1.1The Exchange. At the Closing (as hereinafter defined), all of the Triad Shares issued and outstanding immediately prior to the Closing Date shall be exchanged for 51% of the issued shares of APRE Common Stock and no shares of Preferred Stock. From and after the Closing Date, the Triad Shareholders shall no longer own any Triad Shares and the former Triad Shares shall represent the pro rata portion of the Exchange Shares issuable in exchange therefor pursuant to this Agreement. Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.

1.2No Dilution. Except as set forth herein, APRE shall neither effect, nor fix any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the APRE Common Stock between the date of this Agreement and the Closing.

1.3Closing. The closing of the transactions contemplated by this Agreement shall occur one day following the execution of this Agreement (the "Closing Date").

1.4Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers' certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing. If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier. At the Closing, the Exchange Shares shall be issued in the names and denominations provided by Triad

1.5Exemption From Registration. APRE and Triad intend that the Exchange Shares to be issued pursuant to Section 1.1 hereof will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

**ARTICLE II**

**REPRESENTATIONS, COVENANTS, AND WARRANTIES OF TRIAD**

Triad represents and warrants to APRE that the statements contained in this Article II are true and correct to the knowledge of Triad. For purposes of this Article II, the phrase "to the knowledge of Triad" or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Triad immediately before the Closing.

II.1Organization. Triad is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Triad has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Triad's organizational documents. Triad has taken all action required by laws, its articles of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. Triad has full power, authority, and legal right and has taken or will take all action required by law, its Articles of Incorporation, and otherwise to consummate the transactions herein contemplated.

II.2Capitalization. All of the issued and outstanding Triad Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Triad. There are no agreements to which the Triad is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of Triad. To the knowledge of Triad, there are no agreements among other parties, to which Triad is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of Triad. All of the issued and outstanding Triad Shares were issued in compliance with applicable federal and state securities laws.

II.3Disclosure. No representation or warranty by Triad contained in this Agreement or in any of the Transaction Documentation, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Triad pursuant to this Agreement or therein, contains or will

contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

II.4No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Triad or any Subsidiary is a party or to which any of its properties or operations are subject.

II.5Approval of Agreement. The board of directors of Triad (the "Triad Board") and the Triad Shareholders will have authorized the execution and delivery of this Agreement by Triad and will have approved the transactions contemplated hereby prior to the Closing. This Agreement has been duly and validly executed and delivered by Triad and constitutes a valid and binding obligation of Triad, enforceable against Triad in accordance with its terms.

II.6Governmental Authorizations. Triad has all licenses, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Triad of this Agreement and the consummation by Triad of the transactions contemplated hereby.

II.7Triad Shareholders. The Triad Shareholders are the legal and beneficial owners of 100% of the Triad Shares, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the Triad Shareholders have full right, power, and authority to transfer, assign, convey, and deliver their respective Triad Shares; and delivery of such Triad Shares at the Closing will convey to APRE good and marketable title to such Triad Shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such Triad Shares being held by APRE.

II.8Brokers. Triad has not entered into any contract with any person, firm or other entity that would obligate Triad or APRE to pay any commission, brokerage or finders' fee in connection with the transactions contemplated herein.

II.9Subsidiaries and Predecessor Corporations. Triad has no subsidiaries. For purposes of this Agreement, a "Subsidiary" shall mean any corporation, partnership, joint venture or other entity in which a

Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the "Subsidiaries").

II.10Certain Business Relationships With affiliates. Except as contemplated by employment agreements, consulting agreements and the agreements contemplated by the Transactions: (i) no affiliate of Triad or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of Triad or any Subsidiary, or (b) has any claim or cause of action against Triad or any Subsidiary.

## ARTICLE III

## REPRESENTATIONS, COVENANTS, AND WARRANTIES OF APRE

APRE represents and warrants to Triad that the statements contained in this Article III are true and correct:

III.1Organization. APRE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the APRE Disclosure Schedule are complete and correct copies of the Articles of Incorporation and bylaws of APRE, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of APRE's Articles of Incorporation or bylaws. APRE has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and APRE has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

III.2Capitalization. The authorized capital stock of APRE consists of 150,000,000 shares of APRE Common Stock, par value $0.001 per share and 10,000,000 shares of APRE Preferred Stock, par value $0.001 per share. All of the issued and outstanding shares of APRE Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which APRE is a party or which are binding upon APRE providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to APRE. There are no agreements to which APRE is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of

APRE. To the knowledge of APRE, there are no agreements among other parties, to which APRE is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of APRE. All of the issued and outstanding shares of APRE Common Stock were issued in compliance with applicable federal and state securities laws. The Exchange Shares to be issued at the Closing pursuant to Section 1.1 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.

III.3Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of APRE, threatened by or against or affecting APRE, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

III.4Contracts. APRE is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in its schedules to this Agreement.

III.5No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which APRE is a party or to which it or any of its assets or operations are subject.

III.6Governmental Authorizations. APRE is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by APRE of this Agreement and the consummation by APRE of the transactions contemplated hereby.

III.7Compliance With Laws and Regulations. Each of APRE and its Subsidiaries:

(a) will have a maximum of $25,000 in liabilities prior to Closing that shall be the responsibility of Triad;

(a) will have no assets prior to Closing, any existing assets remaining at Closing shall be held in Trust for APRE's existing shareholders ; and

(b) is not a "blank check Company" as such term is defined by Rule 419 of the Securities Act.

III.8Insurance. APRE owns no insurable properties and carries no casualty or liability insurance.

III.9 Approval of Agreement. The board of directors of APRE (the "APRE Board") has authorized the execution and delivery of this Agreement by APRE and has approved this Agreement and the transactions contemplated hereby.

III.10 Employment Matters. APRE has no employees other than its executive officers.

III.11 Brokers. APRE has not entered into any contract with any person, firm or other entity that would obligate Triad or APRE to pay any commission, brokerage or finders' fee in connection with the transactions contemplated herein.

III.12 Subsidiaries. APRE has no Subsidiaries.

## ARTICLE IV
## SPECIAL COVENANTS

IV.1 Actions of APRE Shareholders. Prior to the Closing, APRE shall cause and demonstrate to Triad the following actions have been taken by the written consent of the holders of a majority of the outstanding shares of common stock of APRE:

(a) the approval of this Agreement and the Transactions contemplated hereby and thereby; and

(b) such other actions as the directors may determine are necessary or appropriate.

IV.2 Actions of Triad. Prior to the Closing, Triad shall cause and demonstrate to APRE the following actions have been taken by the written consent of the holders of a majority of the outstanding shares of Triad:

(a) the approval of this Agreement and the Transactions contemplated hereby and thereby; and

(b) such other actions as the directors may determine are necessary or appropriate.

IV.3 Access to Properties and Records. APRE and Triad will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of APRE or Triad in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of APRE or Triad as the other shall from time to time reasonably request.

IV.4 Delivery of Books and Records. At the Closing, APRE shall deliver to Triad, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents.

IV.5 Indemnification.

(a) Triad hereby agrees to indemnify APRE and each of the officers, shareholders, agents and directors of APRE as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II.

(b) APRE hereby agrees to indemnify Triad and each of the officers, shareholders, agents and directors of Triad as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III.

IV.6 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Share Exchange to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Share Exchange from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

## ARTICLE V
## MISCELLANEOUS

V.1 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of New Jersey. Any dispute arising under or in any way related to this Agreement will be determined exclusively in the Federal or State Courts, for the County of Essex, New Jersey.

V.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

V.3 Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

V.4 Confidentiality. APRE, on the one hand, and Triad, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential. The provisions of this shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. APRE and Triad agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

V.5 Expenses. Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, all costs and expenses incurred by Triad and APRE after the Closing shall be borne by the surviving entity. After the Closing, the costs and expenses of the Triad Shareholders shall be borne by APRE.

V.6 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

V.7 Third Party Beneficiaries. This contract is solely between APRE, Triad and the Triad Shareholders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

V.8 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

V.9 Survival. The representations and warranties of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

V.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

V.11 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a

waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

V.12 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

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**IN WITNESS WHEREOF**, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

**APERTURE HEALTH, INC.**

By: ______________________
Name: Thomas Banks
Title: Chairman, CEO

**TRIAD THERAPEUTICS, INC.**

By: ______________________
Name: James Henry
Title: CEO / President